CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(212) 687-3260, ext. 206

FOR IMMEDIATE RELEASE

LANGER ANNOUNCES DIVESTITURE OF REGAL MEDICAL SUPPLY LLC

Deer Park, New York - June 11, 2008 - Langer, Inc. (NASDAQ:GAIT) today announced sale of the membership interests of Regal Medical Supply LLC (“Regal”) to a group of private investors, including a member of Regal’s management. The purchase price was approximately $501,000 paid in cash at closing.

Gray Hudkins, President and CEO of Langer, commented: “With the divestiture of Regal, our contracture management products and services business, we are pleased to complete another step in our previously announced review of strategic alternatives. As we noted in earlier conference calls, one criterion we consider around capital allocations related to growth, stock buybacks, or other capital expenditure decisions were the expected returns on capital deployed relative to other options. Given the financial benefits of continuing to simplify the company and the expected investment required to grow Regal, we determined a divestiture of Regal was in the best interests of our shareholders. We look forward to our Langer business continuing to provide Regal with products for the long-term care market and working with Regal on various sales initiatives as partners in the future.''

Langer, Inc., together with its wholly owned subsidiary Silipos, is a provider of quality medical products long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft and Silipos, the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its medical products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals and patients. The Company sells its personal care products to branded consumer products companies, direct marketers, distribution partners, and specialty retailers, among others. Langer is based in Deer Park, NY, and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT, Montreal, Canada, and sales and marketing offices in Toronto, Canada; and New York, NY. You can learn more about us by visiting our website at http://www.langerinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at http://www.langerinc.com or the Securities and Exchange Commission’s web site at http://www.sec.gov.

For more information, contact:

W. Gray Hudkins, President and Chief Executive Officer
   (212) 687-3260
ghudkins@langerinc.com